John W. Hlywak, Jr. (Investors)              Jay Higham  (Media)
Senior Vice President & CFO                  Senior Vice President of Marketing
IntegraMed America, Inc.                     IntegraMed America, Inc.
(914) 253-8000 ext. 4143                     (914) 251-4127
email:  jhlywak@integramed.com               email:  jhigham@integramed.com
        ----------------------                       ----------------------
Web Address:  http://www.integramed.com
              -------------------------


                    INTEGRAMED REPORTS FIRST QUARTER RESULTS

                 -- FIRST QUARTER NET INCOME INCREASES 23.8% --

Purchase, NY, May 2, 2001 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the first quarter ended March 31, 2001.

Revenues for the first quarter of 2001 were $16.5 million, a 21.3% increase from $13.6 million for the same period in 2000. The contribution to earnings from operations in the first quarter of 2001 was approximately $2.3 million compared to $2.0 million for the same period in 2000.

Net income for the first quarter of 2001 was $359,000, a 23.8% increase from $290,000 for the same period in 2000. Diluted earnings per share for the first quarter of 2001 were $0.10 compared to $0.06 for the same period in 2000.

"Momentum in revenues and earnings continue in both segments of our business," said Gerardo Canet, President and CEO of IntegraMed. "The Business Services segment was fueled by almost 20% same-center revenue growth while maintaining healthy margins. Additionally, the Pharmaceutical Services segment, the first element of our diversification strategy, grew revenues by 84% with contribution increasing by 112%."

"We are committed to building on the early success of our pharmacy business and to continue the diversification of the Company," continued Mr. Canet. "A primary focus is FertilityDirect(TM), our network development program. Under this program, we have contracted with 17 leading fertility centers to distribute treatment financing services and Shared Risk Refund, an innovative IVF payment program. Supporting FertilityDirect and streamlining distribution of these products is a sophisticated, transaction-oriented web site, www.integramed.com, which has emerged as a leading fertility web site where consumers can conduct business with the Company and be directed to receive treatment at an affiliated fertility center."

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. The Company provides Business Services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

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




                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                                          For the
                                                                     three-month period
                                                                       ended March 31,
                                                                    -------------------
                                                                      2001        2000
                                                                    -------      -------
                                                                       (unaudited)

Revenues, net ..................................................   $ 16,491    $ 13,608

Costs of services incurred on behalf of Network Sites:
     Employee compensation and related expenses ................      6,200       5,097
     Direct materials ..........................................      3,818       2,481
     Occupancy costs ...........................................        999         812
     Depreciation ..............................................        274         334
     Other expenses ............................................      2,853       2,914
                                                                   --------    --------
         Total costs of services ...............................     14,144      11,638
                                                                   --------    --------

Network Sites' contribution ....................................      2,347       1,970

General and administrative expenses ............................      1,689       1,349
Amortization of intangible assets ..............................        216         220
Interest expense/(income) ......................................         32          66
                                                                   --------    --------

Income before income taxes .....................................        410         335
Provision for income taxes .....................................         51          45
                                                                   --------    --------

Net income (loss) ..............................................   $    359    $    290
Dividends paid and/or accrued on Preferred Stock ...............        (33)        (33)
                                                                   --------    --------
Net income (loss) applicable to Common Stock ...................   $    326    $    257
                                                                   ========    ========

Weighted average shares -- basic ...............................      3,223       4,376
                                                                   ========    ========
Weighted average shares -- diluted .............................      3,231       4,446
                                                                   ========    ========

Basic and diluted earnings (loss) per share of Common Stock ....   $   0.10    $   0.06
                                                                   ========    ========

EBITDA .........................................................   $  1,037    $  1,074
                                                                   ========    ========

                                    - more -

                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEET
                           (all amounts in thousands)



                                              March 31, 2001   December 31, 2000
                                              --------------   -----------------
                                                (unaudited)

Total current assets.........................    $16,219           $17,817

Total assets.................................     40,216            41,295

Total current liabilities....................     13,907            12,874

Shareholders' equity.........................     24,160            25,987

Total liabilities and shareholders' equity...     40,216            41,295



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